Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 26, 2014, is by and between Genpact Limited, a Bermuda limited exempted company (the “Company”), and Edward Fitzpatrick (the “Executive” and, together with the Company, the “Parties”).

WITNESSETH:

A.           The Company desires to employ the Executive in the position of Senior Vice President and Chief Financial Officer of the Company, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

B.            The Executive acknowledges that (i) the Executive’s employment with the Company and its affiliates will provide the Executive with trade secrets of, and confidential information concerning, the Company and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

Accordingly, in consideration of the promises and the respective covenants and agreements of the Parties set forth below, and intending to be legally bound hereby, the Parties agree as follows:

 Section 1.                      Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.  The Executive shall commence employment no later than August 31, 2014.  If the Executive does not commence employment on or prior to August 31, 2014, this Agreement shall automatically terminate and the Executive shall not be entitled to receive any payments or benefits hereunder.

 Section 2.                      Term.  This Agreement shall be effective for a period commencing as of the Executive’s start date of employment (the “Effective Date”)  and ending on the date this Agreement and the Executive’s employment hereunder are terminated in accordance with the provisions of Section 8 (such period, the “Term”).

 Section 3.                      Duties, Authority, Status and Responsibilities.

 (a)           The Executive shall serve as the Senior Vice President and Chief Financial Officer of the Company.  In such capacity, the Executive shall report to the President and Chief Executive Officer of the Company (the “CEO”).  The Executive shall have responsibility for all corporate finance and accounting matters of the Company and such other duties, functions and responsibilities as the CEO may from time to time assign.  The Executive’s place of employment shall be New York, New York.

 (b)            During the Term and except as otherwise agreed by the Company, the Executive shall devote the Executive’s full employable time, attention and best efforts to the business affairs of the Company and its subsidiaries (except during vacations or illness) and will not actively engage in outside activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the CEO; provided, however, the Executive may devote time to personal investments, philanthropic service or other personal matters without obtaining such  approval.  For the avoidance of doubt, the Executive shall resign from all public company boards, except for the board of CBOE, no later than the Effective Date.

(c)            In addition to the other titles and responsibilities described in this Section 3, if requested by the CEO, the Executive shall serve (without additional compensation) during the Term as an officer or director of any subsidiary of the Company.  The Company reserves the right to depute or second the Executive during the Term to any of its affiliates or group entities; provided that any such deputization or secondment shall not constitute a waiver of any of Executive’s rights hereunder and the Company shall retain all of its obligations hereunder in connection with any such deputization or secondment.

 Section 4.                       Cash Compensation.

 (a)            Base Salary.  During the Term, the Executive shall receive an annual base salary (the “Base Salary”) of not less than U.S. $600,000.  The Base Salary shall be payable in accordance with the customary payroll practices of the Company for salaried employees in the jurisdiction in which the Executive resides.  The board of directors of the Company (the “Board”), or a committee thereof, shall review the Executive’s Base Salary at such times that the Board or committee reviews the compensation of other senior executive officers.

 (b)           Annual Bonus.  During the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company ending during the Term (each, a “Fiscal Year”, which as of the date hereof, is the period January 1 through December 31), with the target Annual Bonus to equal 100% of Base Salary for such Fiscal Year, subject to the attainment of such performance targets as are established by the Board, for such Fiscal Year.  The Annual Bonus for Fiscal Year 2014 shall be pro-rated for the period of service during such year.  Any such Annual Bonus shall be paid to the Executive on or after the first day (but in no event later than the fifteenth day of the third month) of the Fiscal Year following the Fiscal Year to which the Annual Bonus relates.

 Section 5.                       Equity Compensation.

 (a)           Option Grant. No later than the next regularly scheduled meeting of the compensation committee of the Board (the “Compensation Committee”) following the Effective Date, the Executive shall be granted an option under the Company’s 2007 Omnibus Incentive Compensation Plan (the “Plan”) to purchase 250,000 common shares of the Company (the “2014 Option”).  The 2014 Option shall have an exercise price per share equal to the fair market value per common share of the Company on the date of grant (as determined under the Plan).  The 2014 Option shall vest with respect to fifty percent (50%) of the shares subject to the 2014 Option upon the Executive’s completion of three (3) years of employment or service with the Company (or an Affiliate (as such term is defined in the Plan)) measured from the Effective Date and with respect to the remaining fifty percent (50%) of the shares subject to the 2014 Option upon the Executive’s completion of five (5) years of employment or service with the Company (or an Affiliate) measured from the Effective Date. The remaining terms of the 2014 Option shall be substantially the same as set forth in the form of option agreement provided to the Executive.

(b)           Restricted Share Units Grant.  No later than the next regularly scheduled meeting of the Compensation Committee following the Effective Date, the Company shall grant the Executive the number of restricted share units (“RSUs”) under the Plan determined by dividing $2.1 million by the closing trading price of a Company common share on the date of grant, and then rounding down to the nearest whole number.  The RSUs shall vest with respect to twenty-five percent (25%) of the shares subject to the award upon each anniversary of the Effective Date, such that the RSUs shall be fully vested as of the fourth anniversary of the Effective Date, provided that the Executive continues in employment or service with the Company or an Affiliate through each vesting date.  The remaining terms of the award shall be substantially the same as set forth in the form of restricted share unit agreement provided to the Executive.

 (c)           Performance Share Awards.  Subject to the Executive’s continued employment or service with the Company (or an Affiliate), (i) in 2015 (on the date that the Company grants annual equity awards to other senior executive officers of the Company), the Company shall grant the Executive performance share awards covering a target number of 60,000 common shares of the Company and (ii) in 2016 (on the date that the Company grants annual equity awards to other senior executive officers of the Company), the Company shall grant the Executive performance share awards covering a target number of 52,000 common shares of the Company (each such performance share award, a “PSU Award”).  The terms of each such award, including the service and performance vesting requirements, the actual number of shares issuable under the award and the issuance date of any vested shares, shall be determined by the Board or committee thereof at the time of grant and shall be substantially the same as the terms of performance share awards granted to other senior executive officers for the applicable year provided that the PSU Award agreement for the Executive shall provide that:

 (i)           in the event of the Executive’s termination of employment by the Company without Cause (as defined below) prior to full vesting in an outstanding PSU Award (and prior to a Change of Control (as such term is defined in the Plan)), the Executive shall be entitled to receive in the aggregate under the PSU Award the number of shares equal to a pro-rata portion of the shares (if any) that the Executive would have received under the PSU Award based on the actual level of attainment of the applicable performance goals had the Executive’s employment not so terminated with such pro-rata portion to be determined based on the number of months (rounded to the next whole month) during the service period applicable to the PSU Award that the Executive was employed prior to such termination; and

 (ii)           in the event of  the Executive’s Involuntary Termination within twenty-four (24) months following a Change of Control (as defined in the Plan), the Executive shall vest in the PSU Award in full to the extent the PSU Award is outstanding and unvested.

 For purposes of this Agreement, “Involuntary Termination” means the Executive’s termination of employment by the Company without Cause (as defined below) or the Executive’s termination for Good Reason.  “Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the following events:  (i) a material reduction in the nature of the Executive’s authority or duties from those contemplated by this Agreement; (ii) a material reduction in the Executive’s  then current base compensation; (iii) causing or requiring the Executive to report to any person other than the CEO or (iv) a material relocation of the Executive’s principal place of employment; provided, however, that any such event shall not constitute Good Reason unless and until the Executive shall have provided the Company with notice of such event within 90 days of the initial occurrence of such event, the Company shall have failed to remedy such event within 30 days of receipt of such notice and the Executive terminates employment no later than 60 days following the expiration of such remedy period.

 Section 6.                       Expenses.  During the Term, the Executive shall be entitled to receive reimbursement for all travel and business expenses reasonably incurred and accounted for by the Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

 Section 7.                      Other Benefits.

 (a)            Employee Benefits, Fringe Benefits and Perquisites.  During the Term, the Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives.

 (b)            Vacations.  The Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.  The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

 (c)            Relocation.  The Executive agrees to relocate his residence from Chicago, Illinois to the New York, New York area no later than September 1, 2014.  The Company shall, consistent with its relocation policies and subject to Section 10(d)(iii), reimburse the Executive for the Executive’s reasonable moving expenses incurred in connection with such relocation and provide tax gross-up payments for the reimbursement of relocation expenses that are considered taxable, provided that the  aggregate amount of payments pursuant to this Section 7(c) shall not exceed $300,000.  The Executive agrees to reimburse the Company for any and all amounts paid to or on behalf of the Executive pursuant to this Section 7(c) if the Executive is terminated for Cause (as defined below), or resigns from the Company during the first year of employment.

(d)            Indemnification.  The Company and its successors and/or assigns will indemnify and defend the Executive to the fullest extent permitted by applicable law of the jurisdiction in which the Company is incorporated and the organizational documents of the Company with respect to any claims that may be brought against the Executive arising out of any action taken or not taken in the Executive’s capacity as an officer or director of the Company or any of its affiliates.  In addition, the Executive shall be covered, in respect of the Executive’s activities as a director and officer of the Company or any of its affiliates, by the Company’s Directors and Officers liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies.  The Company’s indemnification obligations under this Section 7(d) shall remain in effect following the Executive’s termination of employment with the Company.

 Section 8.                      Termination.  The Executive’s employment hereunder may be terminated under the following circumstances:

 (a)           Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.  Upon any termination of the Executive’s employment hereunder as a result of this Section 8(a), the Executive’s estate shall be entitled to receive (i) his Base Salary through the date of termination, (ii) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (iii) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary.  All other benefits, if any, due to the Executive’s estate following the Executive’s termination due to death shall be determined in accordance with applicable law and the plans, policies and practices of the Company.  The Executive’s estate shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(a) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

 (b)            Disability.  The Company may terminate the Executive’s employment hereunder for Disability.  “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement for a period of 180 consecutive days.  In conjunction with determining Disability for purposes of this Agreement, the Executive hereby (i) consents to any such examinations which are relevant to a determination of whether the Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested.  Upon any termination of the Executive’s employment hereunder pursuant to this Section 8(b), the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (C) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary.  All other benefits, if any, due to the Executive following the Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment. The amounts payable pursuant to this Section 8(b) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.

 (c)            Termination for Cause; Voluntary Termination.

 (i)           At any time during the Term, (A) the Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by written notice, specifying the grounds for Cause in reasonable detail, and (B) the Executive may terminate his employment hereunder “voluntarily” (that is, other than by death or Disability in accordance with Section 8(a) or 8(b)).  “Cause” shall mean:  (I) any conviction by a court of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (II) the Executive’s willful dishonesty of a substantial nature towards the Company and any of its direct or indirect subsidiaries; (III) the Executive’s material breach of this Agreement, which breach is not cured by the Executive to the reasonable satisfaction of the Company within 30 business days of the date the Company delivers written notice of such breach to the Executive; (IV) the Executive’s reckless conduct or willful misconduct which results in substantial harm, whether financial, reputational or otherwise, to the Company (or its subsidiaries); (V) the employee’s use of  alcohol or illegal drugs which materially interferes with the performance of his duties to the Company or which materially compromises the integrity and reputation of the Company; or (VI) the Executive’s material, knowing and intentional failure to comply with material applicable laws with respect to the execution of the Company’s and its subsidiaries’ business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988 or the Foreign Corrupt Practices Act 1977 of the US Congress, as amended.

 (ii)           Upon the termination of the Executive’s employment hereunder pursuant to Section 8(c) by the Company for Cause, the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (C) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(c)(ii)  shall be paid, in lump sum, as soon as practicable following such termination, but in no event later 30 days after the date of such termination.

 (iii)           Upon the termination of the Executive’s employment hereunder pursuant to Section 8(c) due to the Executive’s voluntary termination other than for Good Reason, the Executive shall be entitled to receive (A) his Base Salary through the date of termination, (B) any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (C) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.  The amounts payable pursuant to this Section 8(c)(iii) shall be paid, in lump sum, as soon as practicable following such termination, but in no event later than 30 days after the date of such termination.  For the avoidance of doubt, upon the termination of the Executive’s employment hereunder pursuant to Section 8(c) due to the Executive’s voluntary termination, the Executive shall not be entitled to receive any severance payments under any severance plan, policy or program of the Company.

 (iv)           All other benefits, if any, due to the Executive following the Executive’s termination of employment for Cause or due to voluntary termination pursuant to Section 8(c) shall be determined in accordance with applicable law and the plans, policies and practices of the Company.

 (d)           Termination for Good Reason or Without Cause.

 (i)           At any time during the Term, (A) the Executive may terminate the Executive’s employment hereunder for Good Reason and (B) the Company may terminate the Executive’s employment hereunder without Cause (and other than for death or Disability).

 (ii)           Upon the termination of the Executive’s employment hereunder pursuant to Section 8(d), the Executive shall receive the following payments:  (A) payment of an amount equal to the sum of (I) any earned but unpaid Base Salary through the date of termination, (II) any earned but unpaid Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (III) the dollar value of all accrued and unused vacation based upon the Executive’s most recent level of Base Salary, and (B) payment of an amount equal to one hundred percent (100%) of the Executive’s Base Salary (at the rate then in effect).  The amounts payable pursuant to the foregoing sentence in Section 8(d)  shall be paid, in lump sum, within sixty (60) days following the Executive’s separation from service with the Company (as defined in Section 1.409A-1(h) of the 409A Regulations).  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive's execution of the release required under Section 8(e), directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

 (iii)           In addition, the Company shall make a lump sum cash payment (the “Lump Sum Health Care Payment”) to the Executive in the dollar amount determined by multiplying (A) the monthly cost that would be payable by the Executive, as measured as of his termination date, to obtain continued medical care coverage for himself and his spouse and eligible dependents under the Company’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on such termination date by (B) twelve (12).  The Company shall pay the Lump Sum Health Care Payment to the Executive concurrently with the separation payment made to the Executive in accordance with Section 8(d)(ii).  The Lump Sum Health Care Payment shall constitute taxable income to the Executive and shall be subject to the Company’s collection of all applicable withholding taxes, and the Executive shall receive only the portion of the Lump Sum Health Care Payment remaining after such withholding taxes have been collected.  It shall be the sole responsibility of the Executive and his or her spouse and eligible dependents to obtain actual COBRA coverage under the Company’s group health care plan.

 (iv)           All other benefits, if any, due the Executive following a termination pursuant to Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company.  The Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

 (e)            Execution of Release of All Claims.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments and benefits to which the Executive is entitled under Section 8(d)  are conditional upon, and subject to, the Executive’s execution of a release and waiver of claims in the form attached hereto as Exhibit A.  The release must be executed by the Executive and the Company and become effective prior to the 60th day after the date of termination of the Executive’s employment with the Company.

 (f)            Notice of Termination.  Any purported termination of employment by the Company or the Executive shall be communicated by a written Notice of Termination to the Executive or the Company, respectively, delivered in accordance with Section 10(f) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of the Executive’s employment shall be the date so stated in the Notice of Termination, which date, in the event of a termination initiated by the Company pursuant to Section 8(d) shall be no less than 30 days following the delivery of a Notice of Termination or in the event of a termination initiated by the Executive pursuant to Section 8(c) shall be no less than 30 days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 8(c).
 (g)             Resignation from Positions.  Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or involuntary), the Executive, upon written request from the Company, shall resign from any positions he has with the Company Group (as defined below), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

 Section 9.                       Restrictive Covenants.

 (a)            Noncompetition.  In consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the twelve month period following the date of the Executive’s termination for any reason, the Executive shall not, without the prior written consent of the Company, engage in “Competition” (as defined below) with the Company or any of its affiliates or subsidiaries (collectively, the “Company Group”).  For purposes of this Agreement, if the Executive takes any of the following actions he shall be engaged in “Competition”: engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any of the five (5) entities listed on the competitor list attached as Exhibit B hereto, or any successor of such entity, which competitor list may be amended annually by the Board or a committee thereof, to add or delete entities from such list provided that in no event shall the number of entities named on such list exceed five (5).  Notwithstanding the foregoing, “Competition” shall not include the passive ownership of securities in any entity listed on Exhibit B and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

(b)            Nonsolicitation; No-Hire.  In further consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the twelve month period following the date of the Executive’s termination for any reason, the Executive shall not either directly or indirectly on your own behalf or in the service or on behalf of others (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is or was an employee or independent contractor of the Company Group,  (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group to give up or not commence, a business relationship with the Company.

  (c)            Nondisparagement.  In further consideration of the payments by the Company pursuant to this Agreement, the Executive hereby covenants and agrees not to defame, disparage or criticize any member of the Company Group, or any of the Company Group’s products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing managers, directors, officers, employees, agents, affiliates or successors of, or contracting parties with, any member of the Company Group in any medium to any person without limitation in time.  Notwithstanding this provision, the Executive may confer in confidence with his legal representatives and make truthful statements as required by law.

 (d)           Confidential Information.  The Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information.  During the Term and at all times thereafter, the Executive shall not, except with the written consent of the Company or in connection with carrying out the Executive’s duties or responsibilities hereunder, furnish or make accessible to anyone or use for the Executive’s own benefit any trade secrets, confidential or proprietary information of the Company Group, including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that such protected information shall not include information known to the public or otherwise in the public domain without violation by the Executive of this Section 9(d).  Notwithstanding the foregoing, the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, the Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

 (e)            Property of the Company.  All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media, made or compiled by or on behalf of the Executive in the course of the Executive’s employment, or made available to the Executive in the course of the Executive’s employment, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding the Executive’s personal effects, Rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of the Executive’s employment with the Company for any reason or at any other time upon request.

 (f)           Developments.  All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive alone or with others, at any time during his employment with the Company, and in any way relating to the business activities which are the same as or substantially similar to business activities carried on by the Company Group or being definitely planned by the Company Group (the “Business”), or the products or services of the Company Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form (“Developments”), shall be the sole and exclusive property of the Company.  The Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of the Executive’s right, title and interest throughout the world in and to all Developments.  The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire.  The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

 (g)            Enforcement.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9(a), (b), (c), (d), (e) and (f) herein would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 8 in the event that the Executive has violated any provision of Section 9(a) or has materially breached any of his obligations under Sections 9(b), (c), (d), (e) and (f) of this Agreement.  The Executive understands that the provisions of Sections 9(a) and 9(b) may limit his ability to earn a livelihood in a business similar to the Business but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in Sections 9(a) and 9(b).  In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Sections 9(a) and 9(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.  It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 9(a) and 9(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

 Section 10.                        Miscellaneous.

 (a)            Executive’s and Company’s Representations.  The Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; and (iii) the Executive shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries in connection with the performance of his duties hereunder.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

 (b)            Mitigation.  The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

 (c)           Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and an officer of the Company (other than the Executive) duly authorized by the Board to execute such amendment, waiver or discharge.  No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

 (d)           Compliance with Section 409A and Section 457A of the Code.

 (i)            This Agreement and the benefits provided hereunder are intended to comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder and Section 457A of the Code and the Treasury Regulations and other guidance promulgated thereunder, and the provisions of this Agreement shall be interpreted and construed to be consistent with this intent.

 (ii)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as such term is defined in Section 409A-1(h) of the 409A Regulations) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and the Company’s stock is publicly traded on an established securities market and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 10(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal  payment dates specified for them herein.  The key employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year.  If the Executive is so identified on any such December 31, he shall have key employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

 (iii)           All reimbursements under Sections 6 and 7(c) shall be made following the submission of a reimbursement request by the Executive and no later than the end of the Executive’s taxable year (the “Executive Tax Year”) following the Executive Tax Year in which the expense is incurred.  The amount of expenses eligible for reimbursement under Sections 6 and 7(c) and in-kind benefits payable under Section 7(a) during an Executive Tax Year shall not affect the expenses eligible for reimbursement or in-kind benefits payable in another Executive Tax Year.  No right to reimbursement under Sections 6 and 7(c) or payment of in-kind benefits under Section 7(a) shall be subject to liquidation or exchange for any other payment or benefit.

(iv)           If and to the extent required by Code Section 457A, and subject to Code Section 409A, any compensation hereunder, as adjusted for any earnings and losses attributable thereto, shall be paid to the Executive no later than the last day of the twelfth month after the end of the taxable year of the Company during which the right to the payment of such compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A.

  (e)            Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

 (f)            Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to the Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda

With a copy to

Genpact LLC
1155 6th Avenue
4th Floor
New York, NY 10036
Attention: Legal Department

 (g)           GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.  ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 10(i)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

 (h)           JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

 (i)           Arbitration.  Any dispute, controversy or other claim, other than disputes, controversies or claims relating to Section 9 (which disputes, controversies or claims shall be litigated in court in accordance with the provisions of Sections 9(g) and 10(g) hereof), arising out of or relating to (i) this Agreement or (ii) the Executive’s employment with the Company shall be resolved by binding confidential arbitration before a single arbitrator, to be held in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

 (j)           Assignment.  The Executive may not assign his rights or interests under this Agreement.  This Agreement may not be assigned by the Company other than to an entity (i) which, directly or indirectly, controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company’s obligation to perform this Agreement.

 (k)            Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

 (l)           Entire Agreement.  This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, in respect of the subject matter contained herein.

 (m)           Withholding Taxes.  The Company shall be entitled to withhold from any payment due to the Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
 (n)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.

GENPACT LIMITED

By:	/s/ Heather D. White
Name: Heather D. White
Title: Senior Vice President and Deputy General Counsel

EXECUTIVE

By:	/s/ Edward Fitzpatrick

EXHIBIT A

GENERAL RELEASE
AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

_______________ (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that  Employment Agreement dated as of June 26, 2014 (the “Employment Agreement”) by and among Executive and Genpact Limited, a Bermuda limited exempted company (the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company and any of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing:

a.           all claims for any alleged unlawful denial of leave, discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under the Occupational Safety and Health Act as amended, the Environmental Protection Act, the Toxic Substances Control Act, the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964; The National Labor Relations Act; the Workers Adjustment and Retraining Notification Act; The Civil Rights Act of 1991, as amended, 42 U.S.C. Sections 1981,1983,1985, and 1988; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Credit Reporting Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the National Labor Relations Act; the Civil Rights Acts; the Fair Labor Standards Act; the Racketeer Influenced and Corrupt Organizations Act; the Sarbanes-Oxley Act, the Immigration Reform and Control Act; the fair employment laws of the United States and  New York, including but not limited to the New York Human Rights Law, the New York Whistleblower's Act, the New York Executive Laws, the New York State Labor Laws, the New York State wage and hour laws and all wage orders; the New York State Employment Laws; the New York City Administrative Code; and the United States and New York State Constitutions and the common law of New York and the United States;

b.           all claims for alleged breach of contract (whether express, implied or oral); breach of the covenant of good faith and fair dealing; promissory estoppel; breach of personnel policies or employee handbooks; torts, defamation; slander; infliction of emotional distress; negligence; fraud; misrepresentation; violation of public policy; claims for physical or emotional injury; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; and violation of any other principle of common law;

c.           all claims for compensation of any kind, including without limitation, wages, vacation pay, commissions, bonuses, expense reimbursements;

d.           all claims related to any equity grants under any Genpact Limited, or any affiliated entity’s equity compensation plan, including but not limited to restricted share units, performance share units and stock options; and

e.           all claims for back pay, front pay, reinstatement, any equitable relief, compensatory damages, damages for alleged pain and suffering, punitive damages, liquidated damages, and any claim for attorneys' fees, costs, disbursements, and interest; provided, however, that nothing in this Release and Covenant Not to Sue shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies or any benefits vested and accrued as of the date hereof which the Executive has under any ERISA benefit plan.

The parties hereto agree that this Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by any such party or his or its heirs or assigns.  Executive understands and confirms that Executive is executing this Release and Covenant Not to Sue voluntarily and knowingly, but that this Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.  Nothing in this Release and Covenant Not to Sue, however, shall operate as a waiver of claims that may arise after the Executive signs the Release and Covenant Not to Sue.

In furtherance of, and solely to the extent provided by, the agreements set forth above, the parties hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein.  Nevertheless, it is the intention of the parties to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the releases contained above.  Nothing in this paragraph is intended to expand the scope of the releases as specified herein.

This Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of New York.

The Company advised Executive to speak to an attorney before he signs the Release and Covenant Not to Sue.  Executive agrees that the Company has so expressly advised Executive to seek such legal advice and that Executive has in fact either sought the advice of an attorney or has had adequate time to do so prior to signing the Release and Covenant Not to Sue.  The Executive further agrees that the decision to sign the Release and Covenant Not to Sue is his alone.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release and Covenant Not to Sue (from the date Company’s presentation of the Release and Covenant Not to Sue to executive on __________ to __________) and the Company agrees that Executive may cancel this Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this Release and Covenant Not to Sue has been signed by all parties to this Release and Covenant Not to Sue.  In order to cancel or revoke this Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this Release and Covenant Not to Sue.  If this Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this Release and Covenant Not to Sue shall be effective or enforceable by any party and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person without limitation in time.  The Company hereby agrees that its board of directors, the members of the Company Group and the executives, managers and officers of the members of the Company Group shall not defame or disparage Executive in any medium to any person without limitation in time.  Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

The parties acknowledge and agree that they have entered into this Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this [__________] day of [________], [____].

GENPACT LIMITED

By:
Name:
Title:

EXECUTIVE

By:

EXHIBIT B

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